Exhibit 99.1

RumbleOn, Inc. Announces Pricing of Public Offering
of its Class B Common Stock and Private Placement of $7.5 Million Convertible Notes

Dallas, Texas, January 10, 2020 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company”), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced the pricing of its previously announced underwritten public offering. The Company is offering 18,000,000 shares of its Class B Common Stock, par value $0.001 per share, at a price to the public of $0.57 per share. In connection with the offering, the Company has also granted the underwriters a 30-day option to purchase up to an additional 2,700,000 shares of Class B Common Stock offered in the public offering to cover over-allotments, if any.

Simultaneously with the closing of the offering, the Company will (i) exchange $25 million of the Company's 6.75% Convertible Senior Notes due 2024 for new 6.75% Convertible Senior Notes due 2025 (the “New Notes”) and (ii) issue up to $7.5 million of additional New Notes (the “Note Offering”). The New Notes will be issued pursuant to an indenture on substantially the same terms as the 2024 Notes, however the initial conversion rate of the New Notes will be 500 shares of Class B Common Stock per $1,000 principal amount. The offering and the Note Offering are contingent on the successful completion of both.

The Company has agreed to file with the Securities and Exchange Commission a registration statement with respect to the resale of the New Notes and the shares of Class B Common Stock underlying the New Notes, and to have such registration statement declared effective by the Securities and Exchange Commission no later than 120 days after the date of the Exchange and Subscription Agreement entered into by the Company with the exchange parties.

Also, simultaneously with the closing of the public offering and Note Offering, certain of the Company's investors have agreed to extend the maturity of currently outstanding promissory notes, and exchange such notes for new notes (the “New Investor Notes”), including Halcyon Consulting, LLC, an entity affiliated with Kartik Kakarala, a director of the Company, and Denmar Dixon, also a director of the Company. The New Investor Notes, having an aggregate principal amount of $1.5 million, will mature on January 31, 2021, and will be convertible at any time at the Investor's option at a price of $3.00 per share.

RumbleOn intends to use the net proceeds from the offerings for working capital and general corporate purposes, which may include further technology development, increased spending on marketing and advertising, and capital expenditures necessary to further grow the business.

The offerings are expected to close on January 14, 2020, subject to customary closing conditions.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD), is acting as lead book-running man ager for the offering. Maxim Group LLC is acting as co-manager for the offering. Akerman LLP served as legal counsel to RumbleOn and McGuireWoods LLP served as legal counsel to the underwriter.

A shelf registration statement relating to the shares of Class B Common Stock being offered was filed with the U.S. Securities and Exchange Commission (SEC) on Form S-3 (Reg. No. 333-234340) and was declared effective by the SEC on October 31, 2019. Any offer will be made only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Charles Wanyama, Syndicate, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212)-417-3634; Email: prospectusrequest@nationalsecurities.com; or on the SEC’s website at http://www.sec.gov.

A final prospectus supplement describing the terms of the offering will be filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed offerings and the intended use of proceeds from the offerings. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC, including the preliminary prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group:
Whitney Kukulka
Investors@rumbleon.com

Source: RumbleOn, Inc.

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